MANUFACTURING AND SUPPLY AGREEMENT

This Agreement is made and entered into between Mitsui Chemicals, Inc., having a place of business at Kasumigaseki Building, 3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo 100-6070, Japan (hereinafter referred to as "MITSUI") and Southwall Technologies Inc., having a place of business at 3975 East Bayshore Road, Palo Alto, California 94303, U.S.A. (hereinafter referred to as "SOUTHWALL"), with respect to the manufacture and supply by SOUTHWALL of certain multi-layered sputter film products for MITSUI.

Article 1 - Manufacture and Supply of Products

1.1 Schedule 1 Products. SOUTHWALL agrees to manufacture and supply, and MITSUI agrees to buy, the film products listed on Schedule 1 ("Schedule 1 Products") at the prices set forth on Schedule 1. The parties agree that the list of products and prices in Schedule 1 may be revised from time to time by mutual agreement of the parties. Nothing in this Agreement shall limit or restrict SOUTHWALL's ability to manufacture and sell Schedule 1 Products for use outside of the LCD and PDP applications ("Applications"). MITSUI hereby represents in good faith that it is MITSUI's intent to purchase its full demand for Schedule 1 Products which are supplied from outside sources from SOUTHWALL. MITSUI further represents in good faith that, except for its existing manufacturing capacity in Nagoya, Japan, in principle it is not MITSUI's intent to construct any additional manufacturing capacity for Schedule 1 Products during the term on this Agreement. In the event that SOUTHWALL is unable to meet MITSUI's quality or quantity requirements for Schedule 1 Products, SOUTHWALL and MITSUI agree to discuss and work in good faith the question of whether MITSUI will address its needs through increased development of capacity at MITSUI. Schedule 1 Products shall be subject to the following exclusivity conditions for the Applications.

(a) SOUTHWALL agrees to exclusively manufacture and supply the films for PDP applications ("PDP Films") listed in Schedule 1, for Mitsui's exclusive use worldwide, provided MITSUI meets the minimum purchase amount for PDP Films in Schedule 3 ("PDP Minimum Guaranty"). For this purpose, the PDP Minimum Guaranty shall be deemed to have been met by MITSUI when (i) purchase orders for the requisite quantity of PDP Films have been received by SOUTHWALL before the end of each applicable calendar year or (ii) MITSUI makes payment to SOUTHWALL for the Deficient Quantity (as defined in and pursuant to Paragraph 9.2) of PDP Films.

(b) SOUTHWALL agrees to exclusively manufacture and supply the reflecting films for LCD applications ("LCD Films") listed in Schedule 1, for Mitsui's exclusive use worldwide, provided MITSUI meets the minimum purchase amount for LCD Films in Schedule 3 ("LCD Minimum Guaranty"). For this purpose, the LCD Minimum Guaranty shall be deemed to have been met by MITSUI when (i) purchase orders for the requisite quantity of LCD Films have been received by SOUTHWALL before the end of each applicable calendar year or (ii) MITSUI makes payment to SOUTHWALL for the Deficient Quantity (as defined in and pursuant to Paragraph 9.2) of LCD Films.

(c) During the term of this Agreement and any extensions thereto, MITSUI agrees to purchase all of its requirements for the PDP Films and LCD Films listed in Schedule 1from SOUTHWALL under the terms set forth in this Agreement; provided, however, the foregoing shall not restrict in any way MITSUI's manufacture of PDP Films and LCD Films at MITSUI's facilities and sales thereof under the Amended License Agreement II. Notwithstanding this provision, if MITSUI reasonably demonstrates (but only to the extent MITSUI may do so without incurring any liability or obligation to third parties) that SOUTHWALL either (1) cannot meet MITSUI's specifications for such PDP Films or LCD Films for a particular application or customer; or (2) SOUTHWALL cannot meet MITSUI's demanded quantities (above the minimum quantities specified in Schedule 3) for such PDP or LCD Films, then MITSUI shall be free to purchase such PDP Films or LCD Films from a third party until such time as SOUTHWALL is able to meet the particular specifications or demand, at which time MITSUI's obligation to purchase exclusively from SOUTHWALL shall resume.

1.2 Schedule 2 Products. SOUTHWALL agrees to manufacture and supply, and MITSUI agrees to buy, the film products listed on Schedule 2 ("Schedule 2 Products") at the prices set forth on Schedule 2. The parties agree that the list of products and prices in Schedule 2 may be revised from time to time by mutual agreement of the parties. The parties agree that SOUTHWALL's manufacture and supply of Schedule 2 Products shall not be exclusive to Mitsui and that SOUTHWALL shall be free to manufacture and supply Schedule 2 Products for third parties.

1.3 Schedule 1 and Schedule 2 Products shall be referred to collectively as PRODUCTS.

Article 2 - Disclosure of Technical Information and Limited License

2.1 MITSUI shall disclose to SOUTHWALL any technical information that is deemed by MITSUI to be required by SOUTHWALL to produce the PRODUCTS.

2.2 For the sole purpose of SOUTHWALL manufacturing the PRODUCTS for MITSUI hereunder, MITSUI shall grant to SOUTHWALL a royalty-free license, without the right to further sublicense, for the technical information to be disclosed pursuant to Paragraph 2.1 and an indemnity from suit under MITSUI's patents listed in Schedule 2.5 and any continuations, continuations-in-part, or other relevant patents, during the term of this Agreement.

Article 3 - Forecast

3.1 MITSUI commits that it will use good faith efforts to spread its purchases of PRODUCTS evenly within each calendar year period.

3.2 A forecast of quantities of the PDP Minimum Guaranty and the LCD Minimum Guaranty to be produced and delivered during calendar years 2003 to 2006 is provided for in Schedule 3. As of the effective date of this Agreement, the quantities of the PDP Minimum Guaranty and the LCD Minimum Guaranty for calendar years 2003 and 2004 in Schedule 3 shall be binding on the parties, and the quantities for calendar years 2005 and 2006 in Schedule 3 shall be non-binding on the parties. On or before the first business day of each calendar year beginning with 2004, MITSUI shall provide SOUTHWALL with a binding forecast for quantities of the PDP Minimum Guaranty and the LCD Minimum Guaranty to be produced and delivered for the following twenty-four (24) month period beyond the current calendar year and a non-binding forecast for the two years after that, so that SOUTHWALL always has yearly forecasts for forty-eight (48) months, of which the first twenty-four (24) months are binding on the parties and the last twelve (24) months are non-binding on the parties. For the avoidance of doubt and as an example, on or before the first business day of January 2004, MITSUI shall provide SOUTHWALL with a forecast for calendar years 2005, 2006 and 2007 of which calendar year 2005 shall be binding and calendar years 2006 and 2007 shall be non-binding; SOUTHWALL will therefore have a binding 24 month forecast for calendar years 2004 and 2005, and a non-binding 24 month forecast for calendar years 2006 and 2007.

3.3 One month prior to the start of each new calendar quarter, MITSUI shall notify SOUTHWALL of the forecast quantities and grades of the Schedule 1 Products to be produced and delivered by SOUTHWALL during the new calendar quarter. Upon receipt of such forecast, the parties shall agree on the final production quantities per grade of the Schedule 1 Products. Such mutually agreed forecasts shall be binding on the parties and MITSUI will issue a firm and irrevocable purchase order in accordance with the agreed production quantities.

3.4 If, for any given calendar year beginning with calendar year 2005, the binding forecast is less than 80% of the level provided by Mitsui in its preceding non-binding forecast, then MITSUI and SOUTHWALL agree to determine in good faith the causes for the reduction in forecasts and to negotiate in good faith to arrive at potential remedies, and, in the event the parties are not able to reach a mutually acceptable remedy, SOUTHWALL shall have the right, at its discretion and in good faith, to convert the exclusivity provisions in this Agreement to non-exclusivity, in which case MITSUI's obligations in this Agreement relating to the PDP Minimum Guaranty and the LCD Minimum Guaranty shall terminate entirely.

3.5 In the event MITSUI wishes to increase the quantities in the purchase order, SOUTHWALL shall make every reasonable effort to accommodate such increases.

3.6 SOUTHWALL shall notify MITSUI when there is newly available excess capacity at SOUTHWALL's production facilities to allow increased production of the PRODUCTS for MITSUI. Such notice by SOUTHWALL shall be reasonably precise and shall include, without limitation, the excess capacity in square meters for multi-layered sputter films for use in plasma display panel. Thereafter, upon request by MITSUI, the parties shall negotiate in good faith on revising the existing forecast for the PRODUCTS in the relevant twelve (12) month period.

Article 4 - Production of Products

4.1 SOUTHWALL shall produce the PRODUCTS based on the specifications to be mutually agreed upon by the parties ("SPECIFICATIONS").

4.2 Packaging and storage of the PRODUCTS shall be made in the manner usually effected by SOUTHWALL for its export of products or in a mode separately agreed upon by the parties hereto.

4.3 MITSUI and SOUTHWALL shall hold periodic meetings to ensure the smooth production and delivery of the PRODUCTS.

4.4 Upon request by MITSUI, SOUTHWALL shall allow MITSUI to enter the facilities for manufacturing and storing the PRODUCTS for an audit of quality control, provided MITSUI shall give SOUTHWALL reasonable advance written notice.

4.5 SOUTHWALL shall notify MITSUI in writing and in advance of all proposed changes to any of the raw materials used to produce the PRODUCTS or any related manufacturing processes and quality assurance processes at SOUTHWALL's facilities. Such notice by SOUTHWALL shall include the reason for the change, details of its implementation and the planned date of the change. MITSUI may request test data and a sufficient sampling of the affected PRODUCTS associated with any proposed changes and SOUTHWALL shall make reasonable efforts to comply with MITSUI's request. MITSUI shall evaluate and determine in good faith if such proposed changes by SOUTHWALL would have an undesirable or detrimental effect on the quality of the PRODUCTS. SOUTHWALL shall not proceed with such proposed changes until MITSUI notifies SOUTHWALL in writing that such proposed changes are acceptable to MITSUI.

Article 5 - Quality and Inspection of Products

5.1 The SPECIFICATIONS and testing methods for each individual grade of the PRODUCTS to be produced under this Agreement are to be mutually agreed upon and may be amended from time to time by mutual agreement of MITSUI and SOUTHWALL.

5.2 SOUTHWALL shall inspect the PRODUCTS in accordance with the SPECIFICATIONS and shall send the test report for each lot of the PRODUCTS to MITSUI within ten (10) business days from the production of each lot.

5.3 Within 180 days after receipt of PRODUCTS, MITSUI reserves the right, but shall not be obligated, to inspect the PRODUCTS and determine whether, based upon practical external inspection of the PRODUCTS, there is evidence that the PRODUCTS do not meet the SPECIFICATIONS, have suffered transport damage or are otherwise defective.

a) In the event of transport damage to PRODUCTS, MITSUI shall inform the freight carrier and SOUTHWALL of such damage as soon as reasonably practicable after discovery thereof, but not later than the 180 days specified above, and take whatever steps are reasonably necessary to recover for such damage from the freight carrier.

b) In the event of evidence that PRODUCTS do not meet the SPECIFICATIONS or are otherwise defective, MITSUI shall, as soon as reasonably practicable after discovery thereof, but not later than the 180 days specified above, provide SOUTHWALL with written notice of the fault. SOUTHWALL shall then have the right, but not the obligation, to inspect the PRODUCT at MITSUI'S facility or to have the PRODUCTS shipped back to SOUTHWALL at SOUTHWALL's expense.

(c) MITSUI's failure to give notice of claim for damage to or defects in the ProductS within the 180 days specified herein shall constitute a waiver by MITSUI of all claims for such damage or defects with respect to such PRODUCTS.

5.4 Notwithstanding the provisions of Paragraph 5.3, in the event that a customer of MITSUI makes a claim to MITSUI based on a failure of SOUTHWALL's PRODUCTS, beyond 180 days after such PRODUCTS have been delivered to MITSUI, MITSUI may give notice of a claim for damage to or defects in the PRODUCTS, provided that such notice is given to SOUTHWALL within thirty (30) days after MITSUI receives the claim from the customer.

Article 6 - Purchase of Products

6.1 SOUTHWALL shall sell to MITSUI, and MITSUI shall purchase from SOUTHWALL, only the PRODUCTS produced by SOUTHWALL which conform to the SPECIFICATIONS.

6.2 MITSUI and SOUTHWALL shall separately discuss and agree on how to deal with any unacceptable PRODUCTS which do not conform to the SPECIFICATIONS that may be produced by SOUTHWALL.

6.3 Subject to Mitsui's exclusivity obligations set forth in Paragraphs 1.1(a), 1.1(b), and 9.2, SOUTHWALL shall sell all the acceptable Schedule 1 Products produced under this Agreement exclusively to MITSUI for Applications and shall not use for itself nor sell the PRODUCTS for Applications to any third party without MITSUI's prior written consent.

Article 7 - Delivery

7.1 The delivery of the PRODUCTS from SOUTHWALL to MITSUI shall be made on the basis of EXW SOUTHWALL facilities in the U.S. or Germany per INCOTERMS 2000.

7.2 SOUTHWALL shall report to MITSUI on the quantities of the PRODUCTS delivered by SOUTHWALL to MITSUI in each month within fifteen (15) days of the end of each month.

7.3 MITSUI shall confirm the contents of the report set forth in Paragraph 7.2 by the end of the month in which MITSUI has received such report. Unless MITSUI objects by the end of the month, the quantities reported by SOUTHWALL shall be deemed as the delivered quantities of the PRODUCTS.

Article 8 - Price and Payment

8.1 The purchase price of the PRODUCTS for purchase orders placed before June 30, 2003 shall be the prices listed on Schedules 1 and 2. With respect to purchases after June 30, 2003, the prices shall be agreed by the parties in good faith when finalizing the production quantities for each calendar quarter pursuant to Paragraph 3.3, provided such prices shall take into consideration (a) the projected quantities of the PRODUCTS set forth in Schedule 3, and (b) market conditions for the PRODUCTS and MITSUI's products which incorporate the PRODUCTS, and provided further SOUTHWALL shall make reasonable efforts to periodically reduce the sales prices of the PRODUCTS to MITSUI over the term of this Agreement.

8.2 Upon shipment of PRODUCTS to MITSUI, SOUTHWALL shall send to MITSUI an invoice showing the total purchase price for such PRODUCTS and MITSUI shall pay each such invoice in U.S. Dollars within "Redacted"_____ "Redacted" (__) days after receipt of the invoice.

Article 9 - Failure to Deliver or Purchase Products

9.1 If SOUTHWALL is unable to deliver the PRODUCTS to MITSUI by the agreed-upon dates specified in the quarterly, binding forecast pursuant to Paragraph 3.3, SOUTHWALL shall provide any of the following (whether singly or in any combination) as selected by mutual agreement of MITSUI and SOUTHWALL:

(a) reasonably adequate replacements for the PRODUCTS delivered by the originally agreed upon date ("Substitute Products");

(b) reimbursement of any actual cost incurred by MITSUI in procuring Substitute Products over and above the cost which would have been incurred in procuring the SOUTHWALL PRODUCTS;

(c) reduce the purchase price payable to SOUTHWALL by an amount corresponding to such portion of the PRODUCTS not conforming to the SPECIFICATIONS; or

(d) late delivery of the PRODUCTS subject to a reasonable reduction in the purchase price to reflect the undue delay.

9.2 If, on the last day of any calendar year, MITSUI has failed to place purchase orders for the PDP Minimum Guaranty and/or the LCD Minimum Guaranty for that calendar year as determined pursuant to Paragraph 3.2, MITSUI's shall, within "Redacted" ______ "Redacted" (__) days, pay to SOUTHWALL the amount equal to the quantity of Schedule 1 Products up to the PDP Minimum Guaranty and/or the LCD Minimum Guaranty not purchased by MITSUI ("Deficient Quantity") multiplied by the unit price for such products under Schedule 1. The parties hereby expressly agree that this provision has been fully and fairly negotiated; that it shall be construed as an enforceable "take or pay" provision; and that it shall not be construed under any circumstances to be an unenforceable penalty provision. The foregoing shall be SOUTHWALL's exclusive and sole remedy for MITSUI's failure to purchase the PDP Minimum Guaranty and/or the LCD Minimum Guaranty for the applicable calendar year and SOUTHWALL hereby expressly waives any and all other claims against MITSUI in connection with such failure to purchase PDP Minimum Guaranty and/or the LCD Minimum Guaranty.

Article 10 - Product Liability

If any claim is made by MITSUI's customers about the quality of the PRODUCTS produced by SOUTHWALL, MITSUI shall assume the responsibility for resolving such complaint, and SOUTHWALL shall reasonably cooperate with MITSUI to resolve such complaint.

Article 11 - Future Cooperation

11.1 Upon MITSUI's request at any time during the term of this Agreement, SOUTHWALL and MITSUI shall negotiate in good faith for a future business collaboration between the parties including, without limitation, the acquisition of a capacity right in SOUTHWALL's production facilities by MITSUI.

11.2 Upon SOUTHWALL's request at any time during the term of this Agreement, SOUTHWALL and MITSUI shall negotiate in good faith for a future business collaboration between the parties including, without limitation, the introduction of SOUTHWALL film products to MITSUI's PDP filter products. In particular, MITSUI expressly agrees that, in the event it seeks to locate a PDP filter manufacturing facility in North America, MITSUI will negotiate in good faith with SOUTHWALL as one of a potential ownership partner in such a facility. MITSUI further agrees to use commercially reasonable efforts to evaluate SOUTHWALL film products and film products to be developed by SOUTHWALL for incorporation in MITSUI's PDP filter products.

11.3 Upon SOUTHWALL's presentation of new products for PDP or LCD applications, MITSUI will evaluate newly offered product(s) and give SOUTHWALL an indication of the fitness for use, competitive comparison and requirement(s) to meet MITSUI's usage within two (2) months of receipt. Within the 2 month evaluation timeframe MITSUI will determine if the newly offered product(s) is considered viable. If MITSUI determines that a new product(s) is viable, the parties shall, in good faith, negotiate a target price, qualification schedule, and production ramp-up; the new product(s) will be added at MITSUI's discretion to Schedule 1C or Schedule 2B and subject to this Agreement, and with respect to such newly added Schedule 1 Products, the parties will negotiate in good faith to increase MITSUI's forecasts provided under Article 3 to add forecasted demand for such newly added Schedule 1 Products, except where such newly added Schedule 1 Products will replace existing Schedule 1 Products. If MITSUI decides that a new product(s) is not viable, then SOUTHWALL will be free to sell such new product(s) to any other party for use in any territory.

11.4 Upon SOUTHWALL's request, in the event that the forecasted amounts under this Agreement are such that, in order to supply the PRODUCTS called for in the forecasts, SOUTHWALL needs to expand its manufacturing capacity through acquisition of additional equipment or plant expansion, MITSUI agrees to discuss with SOUTHWALL in good faith an arrangement between SOUTHWALL and MITSUI to share the expense of such acquisition or expansion, provided SOUTHWALL shall not commence nor undertake any such acquisition or expansion prior to such discussion with MITSUI unless SOUTHWALL is willing to be solely responsible for the entire expense of such acquisition or expansion. For the avoidance of doubt, the foregoing shall not obligate MITSUI in any way to share any expense of such acquisition or plant expansion by SOUTHWALL unless MITSUI specifically agrees in writing to such sharing of expense.

Article 12 - Secrecy

12.1 Each party shall hold in confidence any technical or marketing information (hereinafter referred to as "INFORMATION") that it may acquire from the other party pursuant to this Agreement and shall neither use the same for any purpose other than the purpose of this Agreement nor disclose the same to any third party without the prior written consent of the disclosing party, provided this provision shall not apply to any of the following information that:

(a) the receiving party can show was already owned or acquired by it prior to the disclosure of INFORMATION by the disclosing party;

(b) was already known to the public through publications, etc. prior to the disclosure of INFORMATION by the disclosing party or becomes known to the public through no fault of the receiving party after the disclosure of INFORMATION by the disclosing party;

(c) was acquired lawfully from any third party entitled to disclose the same; or

(d) was independently developed for the receiving party by individuals who did not have access to INFORMATION.

12.2 The secrecy obligations set forth in Paragraph 12.1 shall be effective during the term of this Agreement and for five (5) years thereafter.

Article 13 - Force Majeure and Hardship

13.1 MITSUI and SOUTHWALL shall not be liable for any failure to perform any of their obligations under this Agreement due to an act of God, fire, explosion, labor dispute, unavailability of raw materials, epidemics, delay in construction beyond its control, order of any authorities or any other cause beyond its control, provided MITSUI and SOUTHWALL shall consult with each other in good faith to resolve such situation promptly.

13.2 In the event of unexpected or uncontrollable fundamental changes of economical, monetary, political and/or other circumstances, not being force majeure within the meaning of Paragraph 13.1, but that are of such nature that one of the parties hereto cannot reasonably be required to adhere strictly to the terms of this Agreement, then such party shall be entitled to request renewed negotiations in order to find a solution acceptable to both parties, that reduces or removes the disadvantageous consequences of those circumstances.

Article 14 - Term and Termination

14.1 This Agreement shall be effective from January 1, 2003 to December 31, 2006, and shall automatically be extended to the last day of any outstanding MITSUI binding forecast, so that, for example, if, on January 1, 2006, MITSUI provides SOUTHWALL with a binding forecast for calendar year 2007 and a non-binding forecast for calendar years 2008 and 2009, this Agreement shall extend through December 31, 2007 and terminate on such date unless MITSUI provides a binding forecast for calendar year 2008.

14.2 Notwithstanding the provisions of Paragraph 14.1, either party may, by written notice to the other party, forthwith terminate this Agreement if such other party (a) materially defaults under any of the terms and conditions of this Agreement and fails to correct such default within sixty (60) days following written notice from the non-defaulting party requesting correction thereof or (b) is subject to any bankruptcy, insolvency or other similar proceeding.

14.3 Notwithstanding the provisions of Paragraph 14.1, the obligations set forth in Paragraphs 9, 10, 11, 12, and 15 shall survive any expiration or termination of this Agreement and shall not be subject to any condition precedent.

Article 15 - Governing Law and Arbitration

15.1 This Agreement shall be governed and construed by the laws of the State of New York, U.S.A., without reference to any conflict of law rules which may apply the laws of another jurisdiction.

15.2 Any controversy or claim arising out of or relating to this Agreement, not resolved by the parties pursuant to good faith discussions, shall be finally settled by arbitration to be held in New York, NY under the International Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with the said Rules. The award of such arbitration shall be final and binding upon both parties hereto, and may be entered in any court having jurisdiction over the party against whom the award is rendered or the assets thereof.

15.3 Neither Party shall have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right, before or during the arbitration, to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. Each Party hereby consents to the jurisdiction of the United States District Court for the Southern District of New York for purposes of affecting such provisional remedies.

Article 16 - Non-Assignment, Binding Effect

16.1 This Agreement is not assignable or transferable by either party, in whole or in part, except with the prior written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment made in violation of this Agreement shall be null and void. Notwithstanding the foregoing, either party may assign this Agreement at any time in the event that all or substantially all of such party's assets are transferred to an entity acquiring such party's business relating to this Agreement .

16.2 Notwithstanding Paragraph 16.1, MITSUI may employ Mitsui Chemicals America Inc. and/or Marubeni Plax Corporation as its agent to perform MITSUI's obligations hereunder and/or enforce MITSUI's rights hereunder on behalf of MITSUI. In this case, such employment shall not relieve MITSUI from any obligations or liabilities of MITSUI under this Agreement.

16.3 This Agreement shall be binding upon and inure to the benefit of both parties and, to the extent permitted by this Agreement, their successors, legal representatives, and assigns.

Article 17 - Non-Waiver

No failure or delay of either party hereto in exercising any right, power or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege there under preclude any other right, power or privilege.

Article 18 - Severability

In the event any one or more of the provisions of this Agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such voidance, invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.

Article 19 - Notice

All notices, requests, and other communications to be sent in relation to this Agreement shall be in writing and shall be sent, by mail or by facsimile to be followed by a confirmation letter, to the following addresses or to the addresses as may from time to time be designated by either party to the other party in writing. Any such notice shall be deemed received ten (10) days after dispatch, or on the following business day of the receiving party in case of facsimile. The addresses, facsimile numbers, and designated recipients of the parties are as follows:

MITSUI: 3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo 100-6070, Japan.

Attention: General Manager

Electronics & Information Materials Division

Facsimile: +81-3-3592-4229

SOUTHWALL: 3975 East Bayshore Road, Palo Alto, California 94303, U.S.A.

Attention: Thomas G. Hood

President and CEO

Facsimile: +1-650-967-8713

Article 20 - Entire Agreement, Modification

20.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified except in writing and signed by both parties.

20.2 On or about the effective date of this Agreement, SOUTHWALL and MITSUI are entering into the Amended License Agreement II. The parties agree that, to the extent there arise any inconsistencies between this Agreement and such Amended License Agreement II, the parties shall discuss in good faith to resolve such inconsistencies, provided that in principle, such Amended License Agreement II shall govern the relationship of the Parties. For the avoidance of doubt, the parties hereby confirm and agree that any exclusive rights of MITSUI (granted or terminated) pursuant to this Agreement shall not limit in any way the exclusive rights granted to MITSUI under the Amended License Agreement II which shall remain unaffected and subject to the terms and conditions of the Amended License Agreement II.

Article 21 - Warranty

21.1 SOUTHWALL warrants to MITSUI that the PRODUCT, when delivered hereunder to MITSUI by SOUTHWALL, will conform in all material respects to the SPECIFICATIONS. Such warranty does not apply to PRODUCT that (other than by SOUTHWALL) has been mishandled, mistreated, or used or maintained or stored other than in conformity with the SPECIFICATIONS.

21.2 NEITHER PARTY SHALL IN NO EVENT BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES WHETHER SOUGHT FOR BREACH OF CONTRACT, BREACH OF WARRANTY, EXPRESS OR IMPLIED OR ON ACCOUNT OF TORT OR UNDER ANY OTHER LEGAL THEORY ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH OTHER PARTY IS ADVISED OF THE LIKELIHOOD OF SUCH LOSSES.

21.3 SOUTHWALL MAKES NO FURTHER WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED RELATING TO THE PRODUCTS, ANY SOFTWARE, DOCUMENTATION, SERVICES OR OTHER ITEMS PROVIDED HEREUNDER, WHETHER USED ALONE 7.3 7OR IN COMBINATION WITH OTHER PRODUCTS OR DEVICES. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, WHETHER STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21.4 EXCLUSIVE REMEDIES. THE REMEDIES PROVIDED IN ARTICLE 9 AND THIS ARTICLE 21 WARRANTY ARE MITSUI'S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO THE PRODUCTS OR THE BREACH OR VIOLATION OF THE ITEMS OF THIS AGREEMENT. IN NO EVENT SHALL SOUTHWALL'S LIABILITY EXCEED THE TOTAL OF THE UNIT PRICE OF THE DEFECTIVE PRODUCT. SOUTHWALL NEITHER ASSUMES NOR AUTHORIZES ANY AGENT OR REPRESENTATIVE OR ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE OR USE OF ITS PRODUCTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate with each party keeping one copy thereof.

June 26, 2003

Mitsui Chemicals Inc. Southwall Technologies Inc.

_/s/ Hirokazu Kajiura___________ _/s/ Thomas G. Hood______

Hirokazu Kajiura Thomas G. Hood

Senior Director President and CEO

General Manager

Electronics & Information

Materials Division

SCHEDULE 1 PRODUCTS

SCHEDULE 1A - EXCLUSIVE PRODUCTS
Redacted	Redacted

SCHEDULE 1B - EXCLUSIVE PRODUCTS PRESENTLY UNDER DEVELOPMENT
Product	Price ($ / sq.ft.)
Redacted	Redacted

SCHEDULE 1C - EXCLUSIVE PRODUCTS UNDER FUTURE DEVELOPMENT EVALUATION
Product	Price ($ / sq.ft.)
Redacted	Redacted

SCHEDULE 2 PRODUCTS

SCHEDULE 2A - NON-EXCLUSIVE EXISTING PRODUCTS
Product	Price ($ / sq.ft.)
Automotive
XIR® 70	Redacted
XIR® 70 HP	Redacted
XIR® 75 Blue / Green	Redacted
XIR® 75 Plus	Redacted
Architectural	Redacted
XIR® 70 HT	Redacted
XIR® 72-41	Redacted
HM 22	Redacted
HM 33	Redacted
HM 44	Redacted
HM 55	Redacted
HM 66	Redacted
HM 77	Redacted
HM 88	Redacted
TC-88	Redacted
SC-75	Redacted
HPR-18	Redacted
HPR-28	Redacted
HPR-38	Redacted

SCHEDULE 2B - NON-EXCLUSIVEPRODUCTS UNDER EVALUATION
Product	Price ($ / sq.ft.)
Redacted

SCHEDULE 2.5 MITSUI PATENTS

Patent No.		215589	50834	137629	6104530
TITLE	TRANSPARENT LAMINATES AND OPTICAL FILTERS FOR DISPLAYS USING SAME	TRANSPARENT LAMINATE AND OPTICAL FILTER FOR DISPLAY USING SAME	TRANSPARENT LAMINATES AND OPTICAL FILTERS FOR DISPLAYS USING SAME	TRANSPARENT LAMINATES AND OPTICAL FILTERS FOR DISPLAYS USING THE SAME	TRANSPARENT LAMINATES AND OPTICAL FILTERS FOR DISPLAYS USING SAME
Country	European Patent Office	Republic of Korea	Republic of Singapore	Taiwan	United States of America
Issue Date		1999.05.25	2001.06.19	2001.11.22	2000.08.15
STATUS	Before Grant	Patent Existing	Patent Existing	Patent Existing	Patent Existing
COUNTRY CODE	EP	KR	SG	TW	US
Designated States	DE,FR, GB,NL
Application No.	97303607	9720914	9701756	86106938	863562
Application Date	1997.05.28	1997.05.27	1997.05.28	1997.05.21	1997.05.27
Publication No.	810452A	215589B1	50834A1	446637B
Publication Date	1997.12.03	1999.08.16	1999.09.21	2001.07.21

SCHEDULE 3 MITSUI FORECAST

All Units are in Square Feet

year PRODUCT	Binding		Non-Binding
	2003	2004	2005	2006
Redacted	Redacted	Redacted	Redacted	Redacted
Redacted	Redacted	Redacted	Redacted	Redacted